Exhibit 99.1

LogMeIn Acquires Artificial Intelligence and Chatbot Provider Nanorep;

Bolsters Customer Engagement Portfolio

Nanorep’s digital self-service technologies add humanized automation to newly launched Bold360 platform

BOSTON, August 1, 2017 — LogMeIn, Inc. (Nasdaq:LOGM) today announced that it has agreed to acquire Nanorep, an innovative digital self-service, chatbot and virtual assistant company. Headquartered in Herzliya, Israel, Nanorep harnesses artificial intelligence and patented natural language processing technologies to create solutions that make self-service more engaging and intuitive. Some of the world’s most trusted brands including Intuit, FedEx, Toys“R”Us and Vodafone use Nanorep for key customer service initiatives. Following LogMeIn’s recent release of its new intelligent customer engagement platform, Bold360, the Nanorep acquisition represents another step forward in LogMeIn’s mission to empower companies to deliver more human, personalized and intelligent customer engagement.

“Artificial intelligence is changing the way we interact with our favorite brands and will play a critical role in the future of customer engagement,” said Bill Wagner, CEO, LogMeIn. “With Nanorep, we gain proven technology and AI expertise that expands our Bold360 offering, accelerates our customer engagement vision and provides a natural path for us to leverage these emerging technologies across our entire portfolio. We believe in the ability of technology to unlock the potential of the modern workforce and with the addition of Nanorep we are going to be able to deliver solutions that will help our customers achieve the next generation of humanized and personalized customer service.”

Addressing increasing demand

While chatbots, virtual agents and artificial intelligence have seen a rapid rise across personal and business use cases, their use and adoption in customer service has been profound. A recent study from Gartner suggests that the percentage of customer service experiences that will be handled by conversational agents is expected to increase from 3 percent in 2017 to 30 percent by 2022.1

Working with many of the world’s top brands, Nanorep has successfully introduced the use of AI in many large-scale customer engagement environments, and has helped humanize virtually assisted interactions.

“LogMeIn and Nanorep share a common vision for the future of customer engagement, and that is one predicated on providing personalized, human experiences that can simultaneously boost customer satisfaction while reducing costs,” said Eli Campo, CEO of Nanorep. “This is not only a natural fit, but an immediate win for our respective customers. By adding our expertise

[1]	Gartner Research, Market Insight: How to Collaborate and Compete in the Emerging VPA, VCA, VEA and Chatbot Ecosystems, March 2017

in artificial intelligence to the already strong customer engagement and support proficiency of LogMeIn, we believe that we will be able to create the tools and solutions that customer support teams will want to have in their arsenal now and in the future.”

Nanorep and Bold360

The technology from Nanorep is designed to provide consumers with access to quick resolutions in an intelligent, effortless and more human way. Nanorep will complement LogMeIn’s recently launched Bold360 platform, which aims to make digital customer service smarter, both as a standalone offering and by adding digital self-service capabilities to the Bold360 product portfolio. The addition of Nanorep is also expected to play a key role in helping to expand LogMeIn’s position in the customer engagement market.

Transaction Details

Under the terms of the transaction, LogMeIn acquired all of the outstanding equity interests in Nanorep for a purchase price of approximately $45 million. LogMeIn is also expected to pay up to $5 million in contingent cash payments to certain continuing employees of Nanorep upon their achievement of milestone and retention targets over the two-year period following the closing of the transaction.

LogMeIn’s Customer Engagement & Support Portfolio

LogMeIn delivers industry leading solutions designed to empower companies to deliver smarter, more personalized customer engagement and support. Supporting over 200 million customer interactions every year, LogMeIn is helping companies transform how they interact with their customers in real-time, creating experiences that drive increased satisfaction and brand loyalty.

About Nanorep

Nanorep is an innovative provider of self service, Virtual Assistants, and smart bot solutions for customer service and ecommerce. Harnessing sophisticated White Box AI capabilities combined with patented NLP technology, Nanorep creates ready-to-use, simple-to-deploy solutions that make self-service engaging and intuitive for a conversational experience. Nanorep has been successfully implemented by over 200 companies worldwide and consistently drives self-service usage of over 90%, helping companies improve their overall customer experience for a seamless omni-channel customer journey.

About LogMeIn

LogMeIn, Inc. (NASDAQ:LOGM) simplifies how people connect with each other and the world around them to drive meaningful interactions, deepen relationships, and create better outcomes for individuals and businesses. One of the world’s top 10 public SaaS companies, and a market leader in communication & conferencing, identity & access, and customer engagement & support solutions, LogMeIn has millions of customers spanning virtually every country across the globe. LogMeIn is headquartered in Boston with additional locations in North America, Europe, Asia and Australia.